Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement No. 333-153207 on Form S-3 and Registration Statement Nos. 333-150067 and 333-185350 on Form S-8 of Great Lakes Dredge & Dock Corporation of our report, dated February 29, 2016, on our audit of the consolidated financial statements of Amboy Aggregates Joint Venture and Subsidiaries as of December 31, 2015 and for the period from January 1, 2015 to June 30, 2015 (Going Concern Basis) and July 1, 2015 to December 31, 2015 (Liquidation Basis), which report is included in the Form 10-K of Great Lakes Dredge & Dock Corporation for the year ended December 31, 2016.

/s/CohnReznick LLP

New York, New York

February 28, 2017